UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 6, 2026 (July 1, 2026)

ClearOne, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7533 S Center View Ct. # 5311, West Jordan, Utah	84084
(Address of principal executive offices)	(Zip Code)

+1 (801) 975-7200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	CLRO	The NASDAQ Capital Market

Item 1.01              Entry into a Material Definitive Agreement.

On July 1, 2026, ClearOne, Inc. (Nasdaq: CLRO) ("ClearOne" or the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among ClearOne, CLRO Merger Sub, Inc., a wholly-owned subsidiary of ClearOne ("Merger Sub"), Cortigent, Inc. ("Cortigent"), and Vivani Medical, Inc. ("Vivani" or "Seller"), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Cortigent, with Cortigent surviving as a wholly-owned subsidiary of ClearOne (the "Merger" or the "Transaction").

The material terms of the Loan Agreement are as follows:

Merger Consideration ..  As consideration for all of the issued and outstanding shares of Cortigent common stock, Vivani will receive 12,500,000 shares of ClearOne common stock (the "Consideration Shares"). No fractional shares will be issued. The Consideration Shares will be subject to lock-up restrictions and registration rights as set forth in the Merger Agreement.

Financing.  In connection with the Transaction, ClearOne has agreed to file a registration statement on Form S-1 to raise a minimum of $10,000,000 and a maximum of $15,000,000 (the "Financing") concurrently with seeking stockholder approval of the Transaction. The Financing will be structured as units consisting of shares of ClearOne common stock and warrants.

Board of Directors.  At the Effective Time, the post-closing board of directors will consist of five members: Adam Mendelsohn (Chairman), Jonathan Adams, John Bowers, Linda Szyper, and Eric Robinson. Eric Robinson will serve as Chair of the Audit Committee.

Post-Closing Officers.  At the Effective Time, the officers of the combined company will be: Jonathan Adams (President & CEO), Ed Sedo (CFO and Principal Accounting Officer), and Rachel Evans (Corporate Secretary).

Equity Moratorium.  For a period of 12 months following the Closing, ClearOne will be subject to an equity issuance moratorium, subject to certain permitted exceptions set forth in the Merger Agreement.

Advisor Shares.  ClearOne may issue up to 855,000 shares of its common stock to financial advisors and other service providers in connection with the Transaction, as set forth in the Merger Agreement.

Other Agreements.  Vivani and Cortigent will take all actions reasonably necessary to ensure that, as of closing of the Transaction, no stock options, restricted share units, deferred share units, warrants, or other equity securities of Cortigent remain outstanding, other than Cortigent common stock. In connection with the Transaction, ClearOne has agreed to grant at Closing up to 1,400,000 stock options to certain individuals affiliated with Cortigent and issue 855,000 shares of common stock to certain consultants and advisors who provided services in connection with the Transaction. The Stockholders of ClearOne collectively holding at least 50.1% ClearOne common stock have agreed to enter into voting support agreements pursuant to which they will vote in favor of certain matters supported by the Vivani-designated directors and certain other specified actions. Vivani has likewise agreed to enter into a voting support agreement pursuant to which it will vote its shares of ClearOne common stock in support of the director designated by the ClearOne stockholders and certain related matters. Vivani has agreed to customary lock-up restrictions on the Consideration Shares received in the Transaction, with 50% of such shares subject to a one-year lock-up and the remaining 50% subject to a two-year lock-up following Closing.

Conditions to Closing.  The consummation of the Transaction is subject to customary closing conditions, including: (i) approval of the Transaction by the stockholders of ClearOne and Vivani; (ii) completion of the Financing; (iii) ClearOne's continued listing on The Nasdaq Capital Market; (iv) effectiveness of the Form S-1; and (v) other customary conditions.

End Date.  The Merger Agreement may be terminated by either party if the Transaction has not been consummated within 180 days of the date of the Merger Agreement, subject to extension under certain circumstances.

Financial Advisor.  ThinkEquity LLC acted as the sole financial advisor to ClearOne in connection with the Transaction.

Governing Law.  The Merger Agreement is governed by the laws of the State of Delaware.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01             Other events.

On July 2, 2026, ClearOne issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of July 1, 2026, by and among ClearOne, Inc., CLRO Merger Sub, Inc., Cortigent, Inc., and Vivani Medical, Inc.
99.1	Press Release of ClearOne, Inc. dated July 2, 2026.
104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: July 6, 2026	By:	/s/ Simon Brewer
Simon Brewer
Chief Financial Officer